Exhibit 99.1

For Immediate Release

HOSPIRA ANNOUNCES CEO SUCCESSION PLAN

 — Chris Begley to retire as CEO and assume role as executive chairman;
Board to initiate search for successor —

LAKE FOREST, Ill., Aug. 20, 2010 — The board of directors of Hospira, Inc. (NYSE: HSP), a global specialty pharmaceutical and medication delivery company, today announced that Christopher B. Begley, chairman and chief executive officer (CEO), has indicated his intent to retire from the CEO position after more than six years of dedicated service. Begley will serve as CEO until his successor is named. He will then remain an employee of the company as executive chairman of the Hospira board, ensuring continuity of leadership and an orderly transition of his CEO responsibilities.

“Launching Hospira as an independent company has been the most rewarding experience of my three decades in healthcare, and I’ve been extremely privileged to work with such a talented and dedicated team of employees to advance wellness for our stakeholders around the globe,” said Begley. “Over the last six years we have transformed this company from one of declining sales and margins to strong growth and profitability, and the time is right for a new CEO to lead Hospira on its patient-focused journey to sustainable top-tier financial performance. I look forward to remaining an active contributor to Hospira, confident the company is stronger and better positioned for success now than at any point in our rich history.”

As the company’s founding CEO, Begley oversaw Hospira’s 2004 spin-off from Abbott Laboratories, drove the development of the company’s business strategies and growth plans, and created the company’s guiding principles — its vision, values and stakeholder commitments. During his tenure, Begley doubled Hospira’s geographic footprint and revenue outside the United States, improved adjusted gross margins by more than 1,000 basis points, generated more than $3 billion in cash flow from operations, and doubled its market capitalization.

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In 2009, Begley launched Project Fuel, a company-wide optimization effort designed to simplify the business, drive continuous improvement and bolster operational excellence. Project Fuel’s transformative initiatives have not only contributed to these strong financial results, but also translated to increased investments across the company to drive future profitable growth and shareholder returns.

The company’s board of directors has formed a search committee and engaged Egon Zehnder, an internationally recognized executive search leader, to identify Begley’s successor, focusing on external candidates with strong healthcare backgrounds and proven experience leading large multinational companies.

In another organizational move, Terrence C. Kearney, chief operating officer (COO), has announced his intention to retire by the end of 2010. Kearney has also served Hospira since its launch, first as the company’s chief financial officer and then as its COO. Underscoring the strength of the operations leadership team, Kearney’s operations-focused role will be filled internally. James H. Hardy, currently corporate vice president, Supply Chain, will be named to the new role of senior vice president, Operations, effective Dec. 31, 2010. Hardy will immediately begin to work with Kearney to ensure a seamless transition.

Irving W. Bailey, II, Hospira’s lead independent director, said, “As part of the board’s disciplined succession-planning process, we have anticipated and planned for these transitions. Chris and Terry have made significant contributions to the growth of the company and the creation of shareholder value over the past six years, and they have established a strong organization to build upon Hospira’s success.” Added Bailey, “We are particularly grateful that Chris will continue his leadership in the role of executive chairman and know that his active involvement will help ensure a successful transition for our employees, customers and shareholders.”

Webcast

A 15-minute conference call for investors and media will be held at 8:30 a.m. Central time on Friday, Aug. 20. A live webcast of the conference call will be available at www.hospirainvestor.com. Listeners should log on approximately 10 minutes in advance to ensure proper computer setup for receiving the webcast. A replay will be available on the Hospira Web site for 30 days following the call.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has approximately 13,500 employees. Learn more at www.hospira.com.

Private Securities Litigation Reform Act of 1995 -

A Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projections of certain measures of Hospira’s results of operations, projections of certain charges and expenses, and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, regulatory, legal, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

Contacts:

Media	Financial Community
Stacey Eisen	Karen King
(224) 212-2276	(224) 212-2711

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